Exhibit 5.1

Karen E. Deschaine

+1 858 550 6088

kdeschaine@cooley.com

March 15, 2022

Talis Biomedical Corporation

230 Constitution Drive

Menlo Park, California 94025

Ladies and Gentlemen:

We have acted as counsel to Talis Biomedical Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale by certain selling stockholders of (i) 7,625,536 shares (the “Common Shares”) of Common Stock, $0.0001 par value, of the Company (“Common Stock”), and (ii) 29,863,674 shares (the “Conversion Shares”) of Common Stock issuable upon the conversion of shares of Series 1 Preferred Stock (the “Preferred Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus included in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion regarding the Conversion Shares, we express no opinion to the extent that future issuances of securities by the Company, including the Conversion Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Preferred Shares, cause the Preferred Shares to be convertible into more shares of Common Stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Common Shares have been validly issued and are fully paid and nonassessable and (ii) the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and nonassessable.

Cooley LLP     4401 Eastgate Mall     San Diego,     CA 92121

t: (858) 550-6000   f: (858) 550-6420   cooley.com

Talis Biomedical Corporation

March 15, 2022

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/Karen E. Deschaine
Karen E. Deschaine

Cooley LLP     4401 Eastgate Mall     San Diego, CA     92121

t: (858) 550-6000   f: (858) 550-6420   cooley.com